GMAC Commercial Hoking Corp.

200 Wltmer Road

Horsham, PA 19044

Tel. 215-328-4622

Fax: 215-32&1316

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GMAC

Commercial Holding Corp.

Management's Assertion Concerning Compliance with Minimum Master Servicing Standards

March 13, 2002

As of and for the year ended December 31, 2001, GMAC Commercial Mortgage Corp., and its subsidiaries, have complied in ail material respects with the master servicing standards set forth in the Company's master servicing standards (attached), which were derived from the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers.

The Company, as master servicer, performs certain functions with respect to servicing loans, however, the direct loan servicing functions are performed by various subservicers.

For those loans included in the Pooling and Servicing Agreements listed in the attached

Exhibit A, the Company has complied with their Master Servicing Standards enumerated below, as of the year ended December 31, 2001.

Wayne D. Hoch

Wayne D. Hoch, Executive Vice President and CFO

Michael Lipson

Michael Lipson,

Executive Vice President